UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: June 14, 2012

(Date of earliest event reported)

Forbes Energy Services Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Texas	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

The disclosure required by this item is included in Item 2.03 below and is incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 14, 2012, TX Energy Services, LLC and C.C. Forbes, LLC, or the Lessors, two subsidiaries of Forbes Energy Services Ltd., or the Company, became obligated with respect to operating lease obligations pursuant to lease schedules under that certain Master Agreement dated as of June 6, 2012 among the Lessors, Regions Equipment Finance Corporation and Regions Commercial Equipment Finance, LLC, collectively, Regions Finance. On June 18 and 19, 2012, respectively, the Lessors became obligated with respect to additional operating lease obligations pursuant to two new lease schedules under the Master Agreement. Concurrently with the funding of each of these lease schedules, Regions Finance provided notice to the Lessors that they had assigned their rights and obligations thereunder to CapitalSource Bank.

Pursuant to these lease schedules, the Lessors are leasing certain trucks, trailers and related equipment. The term for these lease schedules range from 48 months to 60 months, with such terms automatically extending for consecutive additional two-month periods unless either party provides notice of termination. The aggregate lease payments owned under these lease schedules during the terms thereof is approximately $7.5 million. The Lessors have the right to purchase the property subject to each lease schedule at fair market value, which is determined by a formula set forth in each schedule. As a credit enhancement, the Company caused letters of credit in an aggregate value of approximately $1.7 million to be issued under its secured revolving credit facility to secure the Lessors’ obligations under the lease schedules. The Master Agreement and the lease schedules contain customary representations and warranties, covenants and indemnification provisions.

The Company has agreed to guaranty the obligations under the lease schedules pursuant to that certain Guaranty Agreement dated as of June 6, 2012, between the Company and Regions Finance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: June 20, 2012	By:	/s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer